Datum Telegraphic Inc. Stock Option Assumption Agreement

         THIS OPTION ASSUMPTION AGREEMENT (the "Agreement") is entered into as of July ____, 2000, by and among Datum Telegraphic Inc., a British Columbia corporation ("Denman"), PMC-Sierra, Inc., a Delaware corporation ("Pender") and the undersigned holder of Denman Options (the "Optionee").

         WHEREAS Pender, 600444 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of Pender ("Pender Newco"), Denman and the State Street Bank and Trust Company of California, N.A. (as trustee) have entered into an acquisition agreement dated as of June 26, 2000 (the "Acquisition Agreement") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement);

         WHEREAS under the Acquisition Agreement, Denman has agreed to assign to Pender and Pender has agreed to assume, on certain conditions, Denman's obligations under the option agreement between Denman and the Optionee attached hereto as Schedule 1 (the "Option Agreement") with respect to the number of unexercised and outstanding options to purchase shares of Denman listed in
Schedule 2 attached hereto (the "Denman Options"); and

         WHEREAS, it is a condition precedent to completion of the transactions contemplated by the Acquisition Agreement that the Optionee and Pender enter into this Agreement.

         NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Assumption of Denman Options. From and after the Closing Time, Denman's obligations under the Option Agreement with respect to each Denman Option, whether vested or unvested, will be assumed by Pender and the Denman Options shall continue to have, and be subject to, the same terms and conditions provided in the Option Agreement (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Denman Option will be exercisable for that number of whole shares of Pender Common Stock equal to the product of the number of Denman Common Shares that were issuable upon exercise of such Denman Option, whether vested or not, immediately prior to the Closing Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Pender Common Stock, and (ii) the per share exercise price for the shares of Pender Common Stock issuable upon exercise of such Denman Options will be equal to the quotient determined by dividing the exercise price per share of Denman Capital Stock at which such Denman Option was exercisable immediately prior to the Closing Time by the Exchange Ratio, rounded up to the nearest whole cent.

2. Company deemed to refer to Pender. From and after the Closing Time, the phrase "the Company" as it is used in the Option Agreement will be deemed to refer to Pender and Pender's address for the purpose of providing notice under the Option Agreement is 105 - 8555 Baxter Place, Burnaby, British Columbia, Canada, V5A 4V7.

3. Relationship of Optionee to Pender. Pender and the Optionee agree and acknowledge with the other that upon completion of the transactions contemplated in the Acquisition Agreement and at the Closing Time, the Optionee will be a director, officer or employee of Pender or of an affiliate, associate or subsidiary of Pender.

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4. Representations,  Warranties and Covenants of Optionee.  Optionee represents,
warrants       and       covenants       to       Pender       as       follows:
-----------------------------------------------------

(i)      Optionee is the beneficial owner of the Denman Options.


(ii) The Denman Options are as of the date hereof, and at all times up until the Closing Time will be, free and clear of any security interests, liens, pledges, claims, options, charges or other encumbrances.

(iii) Optionee has full power and authority to make, enter into and carry out the terms of this Agreement.

5. Section 116 Income Tax Act (Canada). Optionee represents, warrants and covenants to Pender that it is not, and at Closing ------------------------------------ it will not be, a non-resident of Canada for the purposes of the Income Tax Act (Canada).

6. Further Acts. The Optionee shall promptly do, execute, deliver or cause to be done, executed and delivered all further ------------- acts, documents and things in connection with this Agreement that Pender may reasonably require for the purposes of giving effect to this Agreement.

7. Entire Agreement. This Agreement and the Acquisition Agreement constitute and express the whole agreement of the parties with respect to the assumption by Pender of Denman's obligations under the Option Agreement with the intention that all promises, representations and understandings relative thereto are merged herein.

8. Option Agreement. Subject to the terms of this Agreement, the terms and conditions of the Option Agreement are in full ----------------- force and effect.

9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of British Columbia. -------------

10. Notice. Each notice, demand or communication required or permitted to be given under this Agreement will be in writing and will be delivered to the person to whom it is addressed at the address for such person which is recorded from time to time in the records of Pender, and the date of delivery of such notice, demand or communication will be the date of receipt by the addressee.

11. Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon Pender and its successors and ------------------------ assigns and this Agreement shall enure to the benefit of and be binding upon the Optionee and the Optionee's legal representatives.

12. Counterparts. This Agreement may be signed by facsimile and in counterparts each of which shall be deemed to be an original ------------ and such counterparts together shall form one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         PMC-SIERRA, INC.                           DATUM TELEGRAPHIC INC.



         By:                                        By:
             -----------------------------------



         Name:                                      Name:
               ---------------------------------



         Title:                                     Title:
                --------------------------------







----------------------------------      -----------------------------------

         Witness (Print Name):                  [ NAME OF INDIVIDUAL ]

                                                Address:



         OR

         [NAME OF COMPANY]

         By:

         Name:


         Title:

                                   Schedule 1

                          See Attached Option Agreement

                                   Schedule 2

         Option to purchase ___________ shares of Denman, which option will be exercisable for ___________ shares of Pender Common Stock from and after the Closing Time.